EXHIBIT 2.5

RESOLUTION OF

THE BOARD OF DIRECTORS

OF

TEXTECHNOLOGIES, INC

The following is a true copy of the resolution duly adopted by the Board of Directors of this Corporation at a special meeting, notice to this meeting having been waived, held at 31-32 Ely Place, London, UK on February 9th, 2007

The Board of Directors who was present for this meeting & took active part therein was:

Peter Maddocks

WHEREAS there has been presented to and considered by this meeting a Motion to Approve the Stock Purchase Agreement signed this day between Textechnologies and BlackHawk Investments, Ltd. for the acquisition of Iman Inc.

NOW THEREFORE BE IT RESOLVED that the corporation having considered this matter, has opened the floor to all those who voice a preference in the issue, has decided unanimously and RESOLVED that:

Said Agreement, being in the best interest of the company, is hereby Approved, Ratified and consented to this day.

Peter Maddocks, Director of the corporation, hereby signifies by affixing his signature hereto that these directors have duly considered & voted on this matter and have resolved to effectuate this Motion commensurate with their fiduciary duties towards the corporation and in guidance upon the current bylaws.

DATED: February 9th, 2007

_____________________
David E. Price, Esq.; secretary